Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is entered into as of January 27, 2026 (the “Effective Date”), by and between F. Scott Dueser (“Executive”) and First Financial Bankshares, Inc., and First Financial Bank for and on behalf of themselves and their predecessors, successors, assigns, parents, subsidiaries, branches, affiliated entities and related entities (collectively, “Company”). Executive and the Company are collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Executive has provided the Company with notice of his intention (a) to step down as Chief Executive Officer of the Company effective as of February 1, 2026 (the “Transition Date”) and (b) retire from the Company effective as of the date of the Company’s 2028 annual shareholders’ meeting (such date, the “Scheduled Retirement Date”);

WHEREAS, the Company wishes to retain Executive in an advisory leadership capacity to ensure continuity of strategic leadership, preserve institutional knowledge and relationships, and support the Company’s Chief Executive Officer and senior leadership team during a planned leadership transition; and

WHEREAS, Executive is willing to accept continued employment as Executive Chair of the Company under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Employment; Duties; Employment Term.
(a)
Position and Title. From the Effective Date through immediately before the Transition Date, Executive shall continue to serve in the director and officer positions he currently holds, including without limitation as a member of the Company’s Board of Directors (the “Board”) and as Chief Executive Officer of the Company. Commencing on the Transition Date, the Company shall continue to employ Executive in the role of Executive Chair of the Company, reporting directly to the Board. Executive hereby accepts such employment on the terms and conditions set forth herein.
(b)
Board Membership. During the Employment Term following the Transition Date, Executive shall continue to serve as a member of the Board, subject to re-election by the Company’s shareholders in accordance with the Company’s governing documents and applicable law. The Company agrees, for so long as Executive remains employed pursuant to this Agreement, to nominate Executive for election (or re-election) to the Board at the 2026 and 2027 annual shareholders’ meetings. Nothing in this Agreement shall be construed to limit the right of the Company’s shareholders to elect or decline to elect Executive in accordance with applicable law.
(c)
Duties and Authority. In the role of Executive Chair, Executive shall serve as a trusted advisor to the Chief Executive Officer (“CEO”) and the Company’s senior leadership team, providing guidance, counsel, and coaching as appropriate. Executive’s duties shall be advisory in nature and non-operational. Executive shall support and advise management but shall not be responsible for, nor directly involved in, the day-to-day decision-making, operations, or management of the Company, which shall remain the sole responsibility of the CEO and executive leadership team.

(d)
Employment Term. Executive’s employment under this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 3 of this Agreement, shall continue until the Scheduled Retirement Date (such period, the “Employment Term”).
2.
Compensation And Benefits.
(a)
Base Salary. From the Effective Date through immediately before the Transition Date, Executive will continue to receive his base salary as of the Effective Date. Thereafter during the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the following annualized rates, payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholdings:
(i)
Calendar Year 2026: $1,105,000
(ii)
Calendar Year 2027: $772,500
(iii)
Calendar Year 2028 : $400,000; provided, however, that Executive’s employment is expected to terminate on the Scheduled Retirement Date, and in such event Executive shall be entitled only to the portion of such Base Salary earned through the Scheduled Retirement Date, prorated based on actual days of service in calendar year 2028.
(b)
Annual Incentive Compensation. For the 2025 calendar year, Executive will continue to be eligible to receive a bonus under the Company’s annual incentive plan, as approved by the Board or a committee thereof. Thereafter during the Employment Term, Executive shall be eligible to participate in the Company’s annual incentive plan, with a target annual incentive opportunity as follows:
(i)
2026: 80% of Base Salary
(ii)
2027: 60% of Base Salary
(iii)
2028: No annual incentive opportunity

Any such incentive compensation shall be subject to the terms and conditions of the applicable plan as in effect from time to time.

(c)
Equity Awards; SERP Deferral. Executive shall be eligible for an annual equity award in 2026 with a target grant date fair value of $900,000, comprised of 50% time-based restricted stock units (“2026 RSUs”) and 50% performance-based RSUs (“2026 PRSUs”), each subject to the terms of the applicable award agreements. Executive shall not be eligible for annual equity awards in 2027 or 2028. In accordance with the terms of the First Financial Bankshares, Inc. Supplemental Executive Retirement Plan (the “SERP”), Executive, his signature below, hereby elects:
(i)
To defer settlement of 100% of the 2026 RSUs and 2026 PRSUs to Executive’s account under the SERP, if and to the extent such awards become earned and vested (and including any dividend equivalents declared and payable thereon) (the “Deferred Units”);
(ii)
That payment of the Deferred Units shall commence on the first to occur of: (A) Executive’s death or Disability (as defined in the SERP); (B) a Change of Control (as defined in the SERP); or (c) the date that is twelve (12) months following Executive’s Separation from Service (as defined in the SERP); and

(iii)
That payment of the Deferred Units be in the form of equal annual installments, payable over five (5) years, with any unpaid installments payable to Executive’s Beneficiary (as defined in the SERP) in one (1) lump sum payment upon Executive’s death.
(d)
Benefits and Perquisites. During the Employment Term, Executive shall be entitled to participate in the Company’s health, welfare, and retirement benefit plans and programs on the same basis as other senior executives of the Company, subject to the terms and conditions of such plans and programs.
3.
Termination of Employment.
(a)
Termination of Employment. The Employment Term and Executive’s employment hereunder will terminate on the first to occur of:
(i)
On the Scheduled Retirement Date.
(ii)
Upon Executive’s death or Disability. For this purpose, “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) one hundred eighty (180) days in any twelve (12)-month period or (ii) ninety (90) consecutive days, as determined by an independent, medical physician selected by the Board and approved by Executive. All fees and expenses of any such physician shall be borne solely by the Company.
(iii)
Immediately upon written notice by the Company to Executive of Executive’ termination for any reason, or at such later time as such notice may specify.
(iv)
Immediately upon written notice by Executive to the Company of Executive’ resignation for any reason, or at such later time as such notice may specify.
(b)
Deemed Resignations. Upon the effective date of Executive’s termination of employment, Executive shall be deemed to have resigned, to the extent applicable, as an officer or director (if applicable) of the Company or any affiliate, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company or any affiliate, as applicable, in writing a confirmation of Executive’s resignation(s).
4.
Retirement and Termination Benefits.
(a)
Retirement on Scheduled Retirement Date or Voluntary Resignation. If Executive remains employed through the Scheduled Retirement Date or if Executive’s employment terminates earlier due to Executive’s voluntary resignation, death, or Disability, Executive shall be entitled to the following:
(i)
All outstanding and unvested time-based RSUs shall remain outstanding and continue to vest and be settled in accordance with their original terms;
(ii)
All outstanding and unvested performance-based RSUs shall remain outstanding and shall vest (or be forfeited) in accordance with their original terms; and
(iii)
All outstanding unexercised stock options shall remain exercisable until the earlier of (A) three (3) years following the termination date or (B) the applicable option expiration date.

(b)
Termination Without Cause. If the Company terminates Executive’s employment without Cause after the Transition Date and before the Scheduled Retirement Date, Executive shall receive the benefits described in Section 4(a) and continued payment of Base Salary through the Scheduled Retirement Date in accordance with the schedule set forth in Section 2(a) subject to Executive’s compliance with his Restrictive Covenant Obligations (as defined in Section 6).
(c)
Termination for Cause. If Executive’s employment is terminated for Cause prior to the Scheduled Retirement Date, the Company shall have no further obligation to Executive other than payment of: (i) accrued but unpaid Base Salary through the termination date, (ii) any earned but unpaid annual bonus for completed periods, (iii) reimbursement of properly incurred but unreimbursed business expenses, and (iv) vested benefits under applicable benefit plans.
(d)
Definition of Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continued failure to substantially perform Executive’s duties (other than as a result of physical or mental incapacity) after written demand specifying the basis for such failure; or (ii) Executive’s willful engagement in conduct materially injurious to the Company. No act or failure to act shall be deemed “willful” unless done, or omitted to be done, in bad faith and without a reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company.
(e)
Separation Agreement Condition. Executive’s entitlement to any benefits set forth in this Section 4 shall be expressly conditioned upon Executive’s execution and non-revocation of a separation and release agreement in a form reasonably satisfactory to the Company, which shall include: (i) a full release and waiver of claims against the Company; (ii) an acknowledgment of ongoing restrictive covenant obligations; (iii) resignation from all officer, director, and other positions with the Company and its affiliates; and (iv) a customary non-disparagement provision.
5.
Indemnification and Insurance.

The Company shall indemnify Executive to the fullest extent permitted by the Company’s certificate of incorporation, bylaws, and applicable law for actions taken in Executive’s capacity as an officer, director, or employee of the Company. The Company shall maintain directors’ and officers’ liability insurance coverage for Executive on terms no less favorable than those provided to other senior executives and directors, including for six (6) years following the termination of Executive’s employment.

6.
Acknowledgment of Continuing Restrictive Covenant Obligations

Executive acknowledges and agrees that any and all restrictive covenants previously entered into between Executive and the Company (including, without limitation, obligations relating to confidentiality, non-disclosure, non-competition, and non-solicitation) (collectively, the “Restrictive Covenant Obligations”) shall remain in full force and effect in accordance with their terms. Executive further acknowledges that nothing in this Agreement shall be construed to limit, waive, or supersede any such Restrictive Covenant Obligations, which shall survive the execution and performance of this Agreement and the termination of the Executive’s employment with the Company.

7.
Termination of Executive Recognition Agreement.

The Parties agree that that certain Executive Recognition Agreement dated August 1, 2022, between Executive and the Company (the “ERA”) shall terminate effective as of the Effective Date, and the Company shall have no further liability or obligation to Executive under the ERA after the Effective Date.

8.
Miscellaneous.
(a)
Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or federal court located in Abilene, Texas. The Parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(b)
WAIVER OF JURY TRIAL. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL RELATED TO THIS AGREEMENT.
(c)
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations, whether oral or written.
(d)
Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.
(e)
Amendments. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
(f)
Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed delivered when (i) personally delivered, (ii) sent by certified mail, return receipt requested, or (iii) sent by a nationally recognized overnight courier, in each case addressed to the receiving Party at its address set forth on the signature page below (or at such other address as such Party may specify by written notice in accordance with this Section 8(f)).
(g)
Section 409A Matters. Notwithstanding anything to the contrary in this Agreement:
(i)
The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(iii)
All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in- kind benefits to be provided in any other taxable year.
(h)
If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(i)
Withholdings. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
(j)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FIRST FINANCIAL BANKSHARES, INC.
and
FIRST FINANCIAL BANK

By: ________________________________________

Name: Tim Lancaster

Title: Chair, Compensation Committee of the Board of Directors of First Financial Bankshares, Inc.

Address:
Attn: General Counsel
400 Pine Street
Abilene, TX 79601

EXECUTIVE

________________________________________
F. Scott Dueser

Address:
Address on file with the Company.

{Signature Page to Transition and Retirement Agreement}